EXHIBIT 4.1

KENNY S&P EVALUATION SERVICES
A Division of J.J. Kenny Co., Inc.
65 Broadway
New York, New York 10006-2511
Telephone 212/770-4422
Fax 212/797-8681
Frank A. Ciccotto, Jr.
Vice President


                                                                   MARCH 7, 1996

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED
DEFINED ASSET FUNDS
P.O. BOX 9051
PRINCETON, NJ 08543-9051

THE BANK OF NEW YORK
(A NEW YORK BANKING CORPORATION)
P.O. BOX 974
WALL STREET DIVISION
NEW YORK, NY 10268-0974

RE: MUNICIPAL INVESTMENT TRUST FUND, MONTHLY PAYMENT SERIES--566, DEFINED ASSET
    FUNDS

Gentlemen:

     We have examined the Registration Statement File No. 333-00111 for the above captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the reference to Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. as evaluator.


     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the Evaluation Report.

     You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                                          Sincerely,

                                          FRANK A. CICCOTTO, JR.
                                          Vice President